Subsidiaries of the Company

                                 Percentage  Jurisdiction of  Immediate
Name                               Owned     Incorporation    Parent
----                             ----------  ---------------  ---------


Benjamin Moore & Co., Limited        83.5    Canada           Company

Technical Coatings Co. Limited      100.0    Canada           Benjamin Moore &
                                                              Co., Limited

Technical Coatings Co.              100.0    Pennsylvania     Company

Alachua Tung Oil Company            100.0    Florida          Company

Benjamin Moore & Co (NZ) Limited    100.0    New Zealand      Company

Benjamin Moore Pacific Limited       51.0    New Zealand      Benjamin Moore &
                                                              Co (NZ) Limited




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